                                                                    Exhibit 99.1
                                                                    ------------

                            N E W S  R E L E A S E

BRUCE WRIGHT, President and Chief Operating Officer            IMMEDIATE
(978) 282-3770                                                 September 2, 1999


                  Nutramax Announces Notification from Nasdaq


   GLOUCESTER, MA -- NUTRAMAX PRODUCTS, INC. (NASDAQ: NMPC), announced that as a result of the Company's recent announcement that it is delaying reporting its financial information for the three-month and nine-month periods ended July 3, 1999, the Nasdaq Stock Market, on which the shares of Common Stock of the Company are listed, has informed the Company that the Common Stock will be delisted unless the Company satisfies Nasdaq's continued listing criteria. These criteria require, among other things, that the Company file its periodic reports under the Securities Exchange Act of 1934. The Company has requested a hearing with Nasdaq's Listing Qualifications Panel, and any delisting of the Company's Common Stock has been stayed pending this hearing. The Company expects the hearing to take place within the next several weeks. In the event that the Company's Common Stock is no longer listed on the Nasdaq Stock Market, purchases and sales of the Company's Common Stock would likely be conducted in the over-the-counter market or potentially on regional exchanges.

    NutraMax is a leading consumer health care products company and the number one manufacturer and marketer of Store Brand Disposable Douches, ready-to-use Enemas, Pediatric Electrolyte Oral Maintenance Solutions, Disposable Baby Bottles, Cough Drops and Throat Lozenges. The Company also markets a broad line of Toothbrushes, Dental Floss, and various First Aid Products for the hospital and industrial safety markets. In addition, the Company offers a broad range of pharmaceutical manufacturing capabilities to a select group of contract customers. NutraMax products are sold by supermarkets, drug chains and mass merchandisers under both store brand names and control brands, including Powers, Sweet 'n Fresh(R), Pure & Gentle, Fresh 'n Easy, Pro Dental, Amercian White Cross and NutraMax.

    Visit NutraMax on the Internet at http://www.nutramax.com.

    Some of the information presented in this news release constitutes forward-looking statements within the meaning of Section 27A of the Securities
Section 21E of the Exchange Act. Although the Company believes its expectations are based upon reasonable assumptions within the bounds of its knowledge of its business operations, there can be no assurance that actual results will not differ from those set forth in the forward-looking statements. For additional information concerning these and other important factors, please refer to the reports filed by the Company with the Securities and Exchange Commission.